Exhibit T3A-124

State of Delaware Secretazy of State Division o£Corporations Delivered 12:06 PM 12/02/2013 FILED 12: 06 PM 12/02/2013 SRV 131362797 - 5421258 FILE STATE OF DELAWARE CERTIFICATE OF AMENDMENT CHANGING ONLY THE REGISTERED OFFICE OR REGISTERED AGENT OF A LIMITED LIABILITY COMPANY The limited liability comp"ny organi7Pd and Pxisting under thP Limited Liability Company Act of the Stat<> of Delaware hereby certifies as follows: L The name of the limit<>d liability company is Illinois Power Resources, LLC 2. The Registered Office of the limited liability company in the State of Delaware is changed to 1675 South State St., Ste B, in the City of Dover, Zip Code 19901. The name of the Registered Agent at such addreupon whom process agdin:;,t this limited liability company may be served is Capitol Services, Inc. Dated this 2"" day of December 2013.